Exhibit 10.3

LIMITED GUARANTY AND INDEMNITY AGREEMENT

This LIMITED GUARANTY AND INDEMNITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Limited Guaranty”) is executed as of April 19, 2024, by SEZZLE INC., a Delaware public benefit corporation (“Limited Guarantor”), for the benefit of BASTION FUNDING VI, LP, as administrative agent (together with its successors and assigns, the “Administrative Agent”) on behalf of the Secured Parties under that certain Revolving Credit and Security Agreement, dated as of the date hereof, among Sezzle Funding SPE II, LLC, a Delaware limited liability company, as borrower (the “Borrower”), the Administrative Agent, and each of the Lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to provide a revolving credit facility to Borrower (the “Loan”);

WHEREAS, Limited Guarantor is the direct owner of 100% of the legal and beneficial equity interests in Sezzle Funding SPE II Parent, LLC, a Delaware limited liability company (“Parent”);

WHEREAS, Parent is the direct owner of 100% of the legal and beneficial equity interests in Borrower;

WHEREAS, Limited Guarantor will obtain substantial direct and indirect benefits from the Loan, and to induce the Lenders to make the Loan under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Limited Guarantor has agreed to provide the limited guaranty and undertaking set forth herein in favor of the Secured Parties; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to maintain the Loan under the Credit Agreement that Limited Guarantor execute and deliver this Limited Guaranty to the Secured Parties.

NOW, THEREFORE, as an inducement to the Lenders to make the Loan and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Definitions.

(a) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement. The rules of construction set forth in Sections 1.02 and 1.03 of the Credit Agreement shall be applicable to this Limited Guaranty.

(b) For purposes of this Limited Guaranty, the term “Guaranteed Obligations” means (i) an amount equal to ten percent (10%) of the aggregate outstanding principal and interest owing under the Loans and (ii) any loss, damage, penalty, action, judgment, suit, cost, expense, disbursement, liability, settlement, claim or other obligation (collectively, “Losses”), to the extent such Losses are incurred by any Secured Party (including but not limited to reasonable out-of-pocket attorneys’ fees and costs) arising out of or in connection with any of the following events in clauses (A) through (J) (each, a “Subject Action”):

(A) fraud, malfeasance, misrepresentation, gross negligence, misappropriation of funds, noncompliance with Applicable Law, willful misconduct or bad faith by any of Borrower, Parent, Canadian Seller or Limited Guarantor (whether in its capacity as U.S. Seller, Servicer or otherwise) (each, a “Related Party”) in connection with the Loan or any Facility Document;

(B) (w) any incurrence of indebtedness by Borrower or the Parent other than pursuant to the Credit Agreement or as permitted under the Facility Documents; (x) any consensual lien or encumbrance on, or any removal, disposal, transfer, sale, assignment or disposition by a Related Party of, any property of Borrower or Parent, as applicable, other than pursuant to the Credit Agreement or as permitted under the Facility Documents; (y) any failure to vest, or delay in vesting, in the Administrative Agent (for the benefit of the Secured Parties) a perfected security interest in the Collateral (as defined in each of the Credit Agreement and the Parent Pledge and Guaranty Agreement) free and clear of Liens to the extent that such failure is caused by a Related Party; or (z) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time to the extent that such failure is caused by or under the control of a Related Party;

(C) (x) any petition for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any similar federal or state law with respect to Borrower or Parent is (1) filed by a Related Party or (2) other than if such petition was filed by any Secured Party or objection is prohibited under Applicable Law, consented to, or acquiesced in by a Related Party, (y) any Related Party shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to Borrower or Parent, or (z) Borrower or Parent fails to comply with, and to at all times have complied with, the covenants of Borrower set forth in Section 5.03 of the Credit Agreement or of Parent set forth in Section 5.06 of the Parent Pledge and Guaranty Agreement, which failure results in a substantive consolidation of Borrower or Parent with any other affiliate of Borrower or Parent in a bankruptcy or similar proceeding;

(D) the Borrower (x) becoming taxable as a partnership, corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; or (y) being subject to withholding taxes, including any withholding taxes imposed, charged, levied or payable on the Canadian Receivables under Part XIII of the Income Tax Act (Canada), or incurring liability for failure to withhold taxes;

(E) (y) the misapplication, misappropriation, or conversion by any Related Party of any Collections or other Collateral either (1) to the benefit of any Person other than Borrower or (2) in contravention of the Facility Documents or (z) the commingling of Collections or other Collateral at any time with other funds of a Related Party except as expressly authorized by the Facility Documents;

(F) any intentional act or grossly negligent or willful omission by any Related Party in violation of the Facility Documents which has the effect of reducing or impairing the Collateral or the rights of the Administrative Agent or the other Secured Parties with respect thereto;

(G) any Related Party shall assert any claim, defense or offset against any Secured Party that such Related Party expressly waived or agreed not to assert pursuant to the Facility Documents;

(H) in any judicial proceeding, any Related Party makes application to a court to declare that (x) all or any portion of the Lien of the Administrative Agent or obligation of the Borrower to pay principal or interest on or in respect of the Advances under the Credit Agreement as specified therein be rescinded, set aside or determined to be void or unenforceable or (y) any of the terms of the Facility Documents be modified without the consent of the Administrative Agent and the Lenders or the consent of each Person whose consent is required by the terms of such Facility Document;

(I) (w) the breach by a Related Party of any representation, warranty or covenant in the Credit Agreement or any Facility Document which has a Material Adverse Effect on the Collateral; (x) any amendment of any Constituent Documents of the Borrower or Parent in violation of the Facility Documents; (y) the occurrence of a Change of Control without the Administrative Agent’s prior written consent, or (z) the occurrence of a Limited Guaranty Event of Default; or

(J) an actual, pending or threatened Regulatory Proceeding against any Related Party, the Administrative Agent or any Lender affecting any Related Party or the Collateral.

(c) As used herein, the following terms have the following meanings:

“Cash Equivalent” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the government of the United States or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the government of the United States, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P and P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) bonds and similar debt instruments that constitute “securities” under the Securities Act of 1933 (as amended), are freely tradable on any nationally recognized securities exchange and can be liquidated within five (5) Business Days, (f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition or (g) investments in money market or common trust funds having a rating from each of Moody’s and S&P in the highest investment category for short-term unsecured debt obligations or certificates of deposit granted thereby.

“Comparable Guaranty” means with respect to any Person, any agreement of such Person for the benefit of any third party in connection with any indebtedness for borrowed money.

“Leverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) total consolidated indebtedness for borrowed money for Limited Guarantor and its subsidiaries on a consolidated basis as of such day to (b) the Tangible Net Worth for Limited Guarantor and its subsidiaries on a consolidated basis as of such day.

“Net Worth” means, with respect to Limited Guarantor and its subsidiaries on a consolidated basis, the excess of total assets of over total liabilities and reserves, as determined in accordance with GAAP based on the most recent balance sheet of Limited Guarantor delivered pursuant to Section 9(a) hereof.

“Proceeding” means any decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, statute or writ, in each case, by a Governmental Authority in connection with any action, suit, proceeding, investigation, claim, allegation or adverse determination by or before a Governmental Authority.

“Regulatory Proceeding” means any of the following: any Proceeding, including but not limited to any consumer lending or consumer protection Proceeding; truth-in- lending Proceeding; fair lending Proceeding; predatory or abusive lending Proceeding; unfair collection practices Proceeding; equal credit opportunity Proceeding; privacy of information Proceeding; consumer regulatory Proceeding; Proceeding claiming that any Related Party fails to hold any licenses required under Applicable Law; any Proceeding involving a claim that the rate of interest charged or fees charged on any Receivable exceeds the rate or fees permitted under any state or local law.

“Restricted Payments” means the declaration of any distribution or dividend or the payment of any other amount (including in respect of redemptions) to any beneficiary or other equity investor in Limited Guarantor on account of any Equity Interest in respect of Limited Guarantor, or the payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase or other acquisition of any Equity Interest in Limited Guarantor or of any warrants, options or other rights to acquire the same (or to make any “phantom stock” or other similar payments in the nature of distributions or dividends in respect of equity to any Person), whether now or hereafter outstanding, either directly or indirectly, whether in cash, property (including marketable securities), or any payment or setting apart of assets for the redemption, withdrawal, retirement, acquisition, cancellation or termination of any Equity Interest in respect of Limited Guarantor.

“Tangible Net Worth” means, as of any date of determination, the consolidated Net Worth of Limited Guarantor less the consolidated net book value of all assets of Limited Guarantor and its subsidiaries on a consolidated basis (to the extent reflected as an asset in the consolidated balance sheet of Limited Guarantor at such date), which will be treated as intangibles under GAAP.

“Unrestricted Cash” means, with respect to Limited Guarantor and its consolidated subsidiaries, as of any date of determination, the cash and Cash Equivalents of Limited Guarantor and its consolidated subsidiaries that, in accordance with GAAP, is reflected on the consolidated balance sheet of Limited Guarantor, but only to the extent that such cash and cash equivalents (or any deposit account or securities account in which such cash and cash equivalents are held) are not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor.

2. Limited Guaranty; Indemnity. Limited Guarantor hereby, unconditionally and irrevocably, guarantees for the ratable benefit of the Secured Parties and their successors, endorsees, transferees and assigns the prompt and complete payment and performance of the Guaranteed Obligations, and hereby agrees that it shall be fully liable for, and shall indemnify and hold the Secured Parties harmless from and against, all Losses arising as a result of a Subject Action. Limited Guarantor shall have no liability to the Secured Parties with respect to the Guaranteed Obligations set forth in clause (ii) of the definition thereof or to indemnify the Secured Parties against Losses arising as a result of a Subject Action absent the occurrence of a Subject Action. Limited Guarantor further agrees to pay, as and when incurred, any and all reasonable and documented expenses (including, without limitation, all reasonable and documented out-of-pocket fees and disbursements of counsel) which are incurred by any Secured Party in enforcing any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting against, Limited Guarantor under this Limited Guaranty.

3. Subrogation. Upon making any payment hereunder, Limited Guarantor shall be subrogated to the rights of the Secured Parties against Borrower and any Collateral under the Facility Documents for any Guaranteed Obligations with respect to such payment; provided that Limited Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all Obligations have been paid in full (other than contingent indemnity obligations not yet due and owing). Until one year and one day after payment of the full amount and discharge of all Obligations, the performance of all of Limited Guarantor’s obligations hereunder and the termination of this Limited Guaranty, neither any payment made by or for the account of Limited Guarantor nor any performance or enforcement of any obligation pursuant to this Limited Guaranty shall entitle Limited Guarantor by subrogation, indemnity, exoneration, reimbursement, contribution or otherwise to any payment by Borrower or to any payment from or out of any property of Borrower, and Limited Guarantor shall not exercise any right or remedy against Borrower or any property of Borrower by reason of any performance by Limited Guarantor of this Limited Guaranty. If any amount shall be paid to Limited Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full or performed, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Limited Guaranty.

4. Amendments, etc. Limited Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Limited Guarantor, and without notice to or further assent by Limited Guarantor, any demand for payment of any of the Obligations made by the Secured Parties may be rescinded by the Secured Parties, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties, and the Credit Agreement, and the other Facility Documents and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with its terms and as the Secured Parties may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Secured Parties for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Limited Guaranty or any property subject thereto.

5. Limited Guaranty Absolute and Unconditional.

(a) Limited Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Secured Parties upon this Limited Guaranty or acceptance of this Limited Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty; and all dealings between Borrower or Limited Guarantor, on the one hand, and the Secured Parties, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. Limited Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Borrower or the Limited Guaranty with respect to the Guaranteed Obligations. This Limited Guaranty shall be construed without regard to (i) the validity or enforceability of the Credit Agreement, the other Facility Documents, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Secured Parties, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by it or Borrower against the Secured Parties, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of Borrower or Limited Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrower for the Obligations, or of Limited Guarantor under this Limited Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies, including but not limited to making a demand, hereunder against Limited Guarantor, the Secured Parties may, but shall be under no obligation, to pursue such rights and remedies that they may have against Borrower, Limited Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Secured Parties to pursue such other rights or remedies or to collect any payments from Borrower, Limited Guarantor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Limited Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Parties against Limited Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings. This Limited Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Limited Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Limited Guarantor under this Limited Guaranty shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Credit Agreement Borrower may be free from any Obligations.

(b) Without limiting the generality of the foregoing, Limited Guarantor hereby agrees, acknowledges, and represents and warrants to the Administrative Agent and the Lenders as follows:

(i) To the extent permitted by law, Limited Guarantor hereby waives any defense arising by reason of, and any and all right to assert against the Secured Parties any claim or defense based upon, an election of remedies by the Secured Parties which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Limited Guarantor’s subrogation rights, rights to proceed against Borrower or any other guarantor for reimbursement or contribution, and/or any other rights of Limited Guarantor to proceed against Borrower, against any other guarantor, or against any other Person or security.

(ii) Limited Guarantor is presently informed of the financial condition of Borrower and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Limited Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed of the financial condition of Borrower, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than the Secured Parties for such information and will not rely upon the Secured Parties for any such information. Absent a written request for such information by Limited Guarantor to the Secured Parties, Limited Guarantor hereby waives its right, if any, to require the Secured Parties to disclose to Limited Guarantor any information which the Secured Parties may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii) Limited Guarantor has independently reviewed the Credit Agreement and the other Facility Documents and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Limited Guaranty to the Administrative Agent on behalf of the Secured Parties, Limited Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any Liens or security interests of any kind or nature granted by Borrower or any other guarantor to the Administrative Agent or the Secured Parties, now or at any time and from time to time in the future.

6. Reinstatement. This Limited Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Secured Parties upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

7. Payments. Limited Guarantor shall pay any Guaranteed Obligations within five (5) Business Days of receipt from the Administrative Agent of a written notice (a “Notice of Loss”) of the occurrence of a Subject Action and Loss or the demand therefor, as applicable. Limited Guarantor hereby agrees that the Guaranteed Obligations will be paid to the Secured Parties or to the Administrative Agent on the Secured Parties’ behalf without deduction, abatement, recoupment, reduction, set-off, suspension, deferment or counterclaim in U.S. Dollars and in accordance with the wiring instructions provided by the Administrative Agent.

8. Representations and Warranties. Limited Guarantor represents and warrants as of the date hereof and as of the date each Loan is made that:

(a) Legal Status. Limited Guarantor is duly organized and existing and in good standing under the laws of its jurisdiction of organization, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to result in a Material Adverse Effect on Limited Guarantor. Limited Guarantor has the corporate power and authority to execute and deliver, and perform its obligations under, this Limited Guaranty.

(b) Authorization and Validity. This Limited Guaranty has been duly authorized by Limited Guarantor, and upon its execution and delivery in accordance with the provisions hereof will constitute a legal, valid and binding agreement and obligation of Limited Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) No Violation. The execution, delivery and performance by Limited Guarantor of this Limited Guaranty does not violate any provision of any law or regulation or contravene any provision of the Constituent Documents of Limited Guarantor, nor will it result in any breach of or default under any contract, obligation, indenture or other instrument to which Limited Guarantor is a party or by which Limited Guarantor may be bound.

(d) Litigation. There are no pending or threatened actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency that could reasonably be expected to result in a Material Adverse Effect on Limited Guarantor.

(e) Correctness of Financial Statements. The audited annual financial statements of Limited Guarantor dated December 31, 2023 and all interim quarterly financial statements delivered by Limited Guarantor to the Administrative Agent prior to the date hereof, (i) present fairly in all material respects the financial condition of Limited Guarantor as of the applicable date set forth therein, (ii) disclose all liabilities of Limited Guarantor as of such date that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (iii) have been prepared in accordance with GAAP consistently applied (subject, in the case of any quarterly financial statements, to the absence of footnotes and year-end audit adjustments). Since the dates of such financial statements, no event has occurred that has resulted in a Material Adverse Effect on Limited Guarantor.

(f) Fraudulent Conveyance. Limited Guarantor does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. Limited Guarantor is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of itself, any of its subsidiaries or any of their respective assets.

(g) Tax Returns and Tax Liability. Limited Guarantor has filed its required income tax returns, and has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

(h) No Subordination. There is no agreement, indenture, contract or instrument to which Limited Guarantor is a party or by which Limited Guarantor may be bound that requires the subordination in right of payment of Limited Guarantor’s obligations subject to this Limited Guaranty to any other obligation of Limited Guarantor.

(i) Permits, Franchises. Limited Guarantor possesses all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, in each case, necessary to enable it to conduct the business in which it is now engaged.

(j) ERISA. Limited Guarantor is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”) and does not maintain and is not required to contribute to any employee benefit plan (as defined in ERISA).

(k) Anti-Money Laundering. (x) To the extent applicable, Limited Guarantor is in compliance in all respects with the regulations and rules promulgated by OFAC, including the Subject Laws (y) Limited Guarantor has adopted internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, and (z) to the knowledge of Limited Guarantor (based on the implementation of its internal procedures and controls), no direct investor in Limited Guarantor is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.

(l) Solvency. Limited Guarantor is Solvent.

9. Covenants.

(a) Limited Guarantor shall deliver or cause to be delivered to the Administrative Agent:

(i) the financial statements and other information and documents set forth in Sections 5.01(d)(i), 5.01(d)(ii) and 5.01(d)(iii) of the Credit Agreement; and

(ii) any other financial information regarding Limited Guarantor reasonably requested by the Administrative Agent.

(b) Limited Guarantor covenants and agrees that it will not change its legal name or jurisdiction of registration without having provided to the Administrative Agent thirty (30) days’ prior written notice together with such other information as the Administrative Agent may reasonably request in connection with its “know your client” compliance analysis.

(c) Limited Guarantor shall maintain adequate books and records in accordance with GAAP consistently applied in order to reflect accurately in all material respects all financial activity of Limited Guarantor. Limited Guarantor shall permit any representative of the Administrative Agent jointly with, at the invitation of the Administrative Agent, any Lender, during normal business hours and upon reasonable advance notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Limited Guarantor. Limited Guarantor shall be responsible for the reasonable and documented fees and expenses for such audits.

(d) Limited Guarantor shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon Limited Guarantor or upon Limited Guarantor’s income and profits or upon any of Limited Guarantor’s property, real, personal or mixed or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Limited Guarantor shall file, or cause to be filed on behalf of Limited Guarantor on a timely basis all federal and other material tax returns.

(e) Limited Guarantor shall promptly inform the Administrative Agent in writing of any of the following:

(i) Any default or breach by Limited Guarantor of any obligation hereunder, or the occurrence or existence of any event or circumstance that Limited Guarantor reasonably expects will, with the passage of time, become a default or breach by Limited Guarantor;

(ii) Any dispute, licensing issue, litigation, investigation, proceeding or regulatory suspension between Limited Guarantor, on the one hand, and any Governmental Authority or any other Person, on the other hand, that could reasonably be expected to result in a Material Adverse Effect on Limited Guarantor;

(iii) Any material change in accounting policies or financial reporting practices of Limited Guarantor; and

(iv) Any event, circumstance or condition that has resulted in, or has a reasonable likelihood of resulting in, a Material Adverse Effect on Limited Guarantor.

(f) Limited Guarantor shall maintain all licenses, permits or other approvals necessary for Limited Guarantor to conduct its business and to perform its obligations under this Limited Guaranty, and Limited Guarantor shall conduct its business in accordance with Applicable Law in all material respects.

(g) Limited Guarantor shall not make any material change in the accounting policies or financial reporting practices of Limited Guarantor or its subsidiaries, except to the extent such change is permitted by GAAP, consistently applied.

(h) Subject to Section 12.03 of the Credit Agreement, any payments made by Limited Guarantor to the Secured Parties shall be made in Dollars and shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if Limited Guarantor shall be required by law to deduct or withhold any taxes from any sums payable to the Secured Parties, then Limited Guarantor shall (i) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with Applicable Law, (ii) pay to the Secured Parties the sum that would have been payable had such deduction or withholding not been made, and (iii) at the time such payment is made, pay to the Secured Parties all additional amounts to preserve the after-tax yield the Secured Parties would have received if such tax had not been imposed.

(i) Limited Guarantor shall preserve and maintain its legal existence and all of its material rights, privileges and franchises, and remain in good standing under the laws of each state in which it conducts business where failure to be in good standing could reasonably be expected to result in a Material Adverse Effect on Limited Guarantor.

(j) Limited Guarantor shall respect and appropriately document the separate and independent nature of its activities, as compared with those of the Parent and the Borrower, take all reasonable steps to continue its identity as a separate legal entity and make it apparent to Persons that each of Borrower, the Parent and Limited Guarantor are separate entities, including correcting any known misunderstanding regarding Limited Guarantor’s separate identity. Without limiting the foregoing, and notwithstanding anything to the contrary contained in this Limited Guaranty, Limited Guarantor shall (i)(A) maintain its books and records separate from the books and records of Borrower and Parent, (B) maintain separate bank accounts, and not commingle its funds with those of Borrower and Parent except as permitted by the Facility Documents and (C) cause its officers to act independently of Borrower and Parent; and (ii) not (A) take any action to dissolve or liquidate in whole or in part or permit the Borrower or the Parent to dissolve or liquidate in whole or in part; (B) (1) commence any case, proceeding or other action under any existing or future bankruptcy, insolvency or similar law seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (2) seek appointment of a receiver, trustee, custodian or other similar official for it or any of its assets, (3) make a general assignment for the benefit of its creditors, or (4) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing; (C) without the prior written consent of the Administrative Agent, merge or consolidate with any other Person if such merger or consolidation would result in an Event of Default or if Limited Guarantor would not be the surviving entity, (D) guarantee, provide indemnification for or pay the obligations of Borrower or Parent, other than under or as may be permitted under the Facility Documents, (E) engage in any other action that detracts from whether the separate legal identity of Limited Guarantor and the Borrower or Parent will be respected, including, acting other than in its name and through its duly authorized officers or agents, or (F) act in any other manner that could reasonably be expected to mislead others with respect to Borrower’s or Parent’s, on the one hand, and Limited Guarantor’s, on the other hand, separate identities.

(k) Limited Guarantor covenants and agrees that prior to the date which is one year and one day after the payment of the full amount and discharge of all Obligations, Limited Guarantor shall not institute against, or join any other Person in instituting against, Borrower or Parent, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law. This clause (k) shall survive the termination of this Limited Guaranty.

(l) Limited Guarantor, shall satisfy the following financial covenants (the “Financial Covenants”):

(i) Minimum Tangible Net Worth. Limited Guarantor shall maintain a Tangible Net Worth at least equal to the greater of (i) $12.0 million and (ii) any minimum net worth or similar covenant set forth in any Comparable Guaranty.

(ii) Maximum Leverage Ratio. Limited Guarantor shall at each fiscal quarter end commencing with the fiscal quarter ending June 30, 2024 maintain a Leverage Ratio not to exceed the lesser of (i) 6.00:1.00, and (ii) the maximum ratio for any leverage ratio or similar covenant set forth in any Comparable Guaranty.

(iii) Liquidity. Limited Guarantor shall maintain Unrestricted Cash in an amount at least equal to the greater of (i) (x) $20.0 million, (ii) 10.0% of the Funded Facility Amount and (iii) the dollar minimum for any minimum liquidity or unrestricted cash or similar covenant set forth in any Comparable Guaranty.

(iv) Compliance Certificate. Limited Guarantor shall provide to the Administrative Agent and the Lenders, concurrently with delivery of the financial statements set forth in Section 9(a)(i), a certificate of a Responsible Officer of Limited Guarantor in the form attached hereto as Exhibit A confirming that Limited Guarantor is in compliance with each of the above financial covenants.

(v) Notice of Financial Covenants in Other Facilities. Limited Guarantor shall provide to Agent notice of any Comparable Guaranty that contains financial covenants similar to the ones contained herein into which it may enter from time to time following the date of this Limited Guaranty within five (5) Business Days following the execution of such Comparable Guaranty. Limited Guarantor shall (i) certify in such notice that such Comparable Guaranty does not contain financial covenants more restrictive than the ones hereunder or (ii) if such Comparable Guaranty does contain financial covenants that are more restrictive than the ones hereunder (collectively, the “Additional Covenants”), describe in such notice such Additional Covenants and represent that such description is true, complete and accurate.

(m) Limited Guarantor shall not make, directly or indirectly, any Restricted Payment (whether in the form of cash or other assets) or incur any obligation (contingent or otherwise) to do so, unless (a) no Default or Event of Default has occurred or is continuing or shall occur from the making of such Restricted Payment, (b) Limited Guarantor’s cumulative retained earnings are positive commencing with April 1, 2024 and (c) such Restricted Payment does not exceed 50% of Limited Guarantor’s earnings on a trailing twelve (12) month basis; provided, however, that (a) Limited Guarantor’s $5,000,000 stock repurchase program that commenced prior to the Closing Date shall be allowed to continue after the Closing Date, and (b) Limited Guarantor may continue to hold back shares of its common stock issuable upon the vesting of any incentive award issued under Limited Guarantor’s equity incentive plans or permit a participant thereunder to tender previously-owned shares of common stock in satisfaction of tax or other withholding requirements so long as no Default or Event of Default has occurred and is continuing or shall occur as a result of Limited Guarantor paying withholding taxes on behalf of such participant therefor.

(n) Limited Guarantor shall not incur any indebtedness other than indebtedness subordinated to its obligations hereunder and evidenced by a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

10. Limited Guaranty Events of Default. It is hereby understood and agreed that an event of default shall have occurred hereunder if (each, a “Limited Guaranty Event of Default”):

(a) Limited Guarantor shall default in the payment of any Guaranteed Obligations required to be paid by it under this Limited Guaranty and such default is not cured within one (1) Business Day; or

(b) Any representation, warranty or certification made herein by Limited Guarantor or in any certificate furnished by Limited Guarantor to Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect (or in all respect if such representation or warranty contained in this Limited Guaranty is already qualified by “in all material respects” or another materiality qualifier) when as of the time made or furnished and such failure shall remain uncured for a period in excess of fifteen (15) days after the earlier of (x) written notice to Limited Guarantor (which may be by email) by the Administrative Agent, and (y) actual knowledge of a Responsible Officer of Limited Guarantor; or

(c) Limited Guarantor fails to comply with the Financial Covenants; or

(d) Except as otherwise set forth in this Section 10, Limited Guarantor shall fail to observe or perform or comply with any term, covenant, provision or agreement contained in this Limited Guaranty, and such failure to observe or perform shall continue unremedied for a period ten (10) days following the earlier of (x) written notice to Limited Guarantor (which may be by email) by the Administrative Agent, and (y) actual knowledge of a Responsible Officer of Limited Guarantor; or

(e) Limited Guarantor shall admit in writing its inability to pay its debts as such debts become due; or

(f) An Insolvency Event relating to Limited Guarantor; or

(g) The dissolution or termination, whether voluntary or involuntary, of Limited Guarantor.

11. Termination. Subject to the provisions of Section 6, this Limited Guaranty shall automatically terminate on the date of the final payment in full of the Obligations (other than contingent indemnity obligations not yet due and owing) and the termination of the Credit Agreement.

12. Severability. Any provision of this Limited Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Paragraph Headings. The paragraph headings used in this Limited Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14. No Waiver; Cumulative Remedies. No Secured Party shall by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Secured Parties of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Secured Parties would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

15. Waivers and Amendments. None of the terms or provisions of this Limited Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Limited Guarantor and the Administrative Agent; provided that any provision of this Limited Guaranty may be waived by the Administrative Agent in a letter or agreement executed by the Administrative Agent and delivered to Limited Guarantor as set forth in Section 18 hereof.

16. Successors and Assigns. This Limited Guaranty shall be binding upon the successors and permitted assigns of Limited Guarantor and shall inure to the benefit of the Secured Parties and their permitted successors and assigns. This Limited Guaranty may not be assigned by Limited Guarantor without the written consent of the Administrative Agent, and any such attempt to assign or transfer this Limited Guaranty in violation of this Section 16 shall be null and void and of no effect whatsoever. This Limited Guaranty may not be assigned by the Secured Parties except in accordance with the express terms of the Credit Agreement.

17. GOVERNING LAW. THIS LIMITED GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

18. Notices. Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by e-mail, to such party’s address or e-mail address set forth in Schedule I hereto, or at such other address or e-mail address as such party may hereafter specify in a notice given in the manner required under this Section 18. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by electronic transmission, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement).

19. Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) Submits for itself and its property in any legal action or proceeding relating to this Limited Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, located in the County of New York, and the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) Consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) Agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party’s address set forth on Schedule I attached hereto or at such other address of which the parties shall have been notified in writing; and

(d) Agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

20. Integration. This Limited Guaranty represents the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, on or before the date hereof.

21. Acknowledgments. Limited Guarantor hereby acknowledges that:

(a) Limited Guarantor has been advised by counsel in the negotiation, execution and delivery of this Limited Guaranty;

(b) Neither the Administrative Agent nor the Lenders have any fiduciary relationship to Limited Guarantor, and the relationship between the Lenders, the Administrative Agent and Limited Guarantor is solely that of surety and creditor; and

(c) No joint venture exists between the Lenders, the Administrative Agent and Limited Guarantor or among the Lenders, the Administrative Agent, Borrower and Limited Guarantor.

22. Confidentiality. The Administrative Agent and the Lenders agree to maintain all non-public information relating to Limited Guarantor received hereunder in accordance with the provisions of Section 12.09 of the Credit Agreement.

23. Execution in Counterparts. This Limited Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Limited Guaranty. Delivery of an executed signature page of this Limited Guaranty by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The parties hereto agree that “execution,” “signed,” “signature,” and words of like import in this document shall be deemed to include electronic signatures, authentication, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act as in effect in any state, the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), the Illinois Electronic Commerce Security Act (5 ILCS 175/1-101 et seq.), or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.

24. WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LIMITED GUARANTY OR ANY OTHER FACILITY DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

25. Further Assurances. Limited Guarantor shall take any and all further actions and execute and deliver any and all such further documents and undertakings as are necessary or reasonably requested by the Administrative Agent to effectuate the purposes of this Limited Guaranty.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has caused this Limited Guaranty to be duly executed and delivered as of the date first above written.

SEZZLE INC.,
as Limited Guarantor

By:	/s/ Karen Hartje
Name:	Karen Hartje
Title:	Chief Financial Officer

Acknowledged:

BASTION FUNDING VI LP, as the Administrative Agent

By:	Bastion GP VI LLC, its general partner

By:	/s/ John J. Braden
Name:	John J. Braden
Title:	Manager

SCHEDULE I

NOTICE INFORMATION

If to the Administrative Agent or any Lender:

Bastion Funding VI LP
281 Tresser Boulevard
Stanford, CT 06901
Attention: John Joseph Braden
Email: [***]

with a copy (which shall not constitute notice) to:

Winston & Strawn, LLP
200 Park Avenue
New York, NY 10166

Attention: Claude Serfilippi
Email : [***]

If to Limited Guarantor:

Sezzle Inc.
700 Nicollet Mall

Suite 640
Minneapolis, MN 55402
Attention: Karen Hartje
Telephone No: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Taft Stettinius & Hollister LLP
2200 IDS Center

80 South Eighth Street
Minneapolis, MN 55402-2210

Attention: Bradley A. Pederson
Email: [***]

Exhibit A

Form of Compliance Certificate

[_________], [20__]

Bastion Funding IV LLC
281 Tresser Boulevard
Stamford, Connecticut 06901
Attention: John J. Braden, Tim Reimink and Chris Docimo
Email: [***]

Ladies and Gentlemen:

Reference is made to the Limited Guaranty and Indemnity Agreement, dated as of April 19, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Limited Guaranty”), by Sezzle Inc., a Delaware public benefit corporation (“Limited Guarantor”), for the benefit of Bastion Funding VI LP, as administrative agent (together with its successors and assigns, the “Administrative Agent”) on behalf of the Secured Parties under that certain to the Revolving Credit and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of April 19, 2024, by and among Sezzle Funding SPE II, LLC, as borrower, the Administrative Agent and each of the Lenders party thereto from time to time. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Limited Guaranty or the Credit Agreement.

This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 9(l)(v) of the Limited Guaranty.

(i) Authority. I am the duly elected, qualified and acting [__________]1 of Limited Guarantor and hereby certify that the information provided in this Certificate is true, correct and complete. For the avoidance of doubt, I make no certification regarding the “Borrower Certification” accompanying this Certificate or the matters referred to therein.

(ii) Fiscal Period. This Certificate is for the period ended [month] [date], [year]2 (the “Certification Date”). As of the Certification Date, Limited Guarantor has complied with all covenants and agreements in the Facility Documents to which it is a party.

(iii) Financial Statements. The [unaudited quarterly][audited annual] financial statements of Limited Guarantor attached hereto as Annex A fairly present, in all material respects, the financial condition and results of operations of Limited Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, the [quarterly period ended on [_________], [20__] (subject to normal year-end audit adjustments)][fiscal year ended on [_________], [20__].

[1]	Title of the Responsible Officer executing this Certificate.
[2]	Last Business Day of immediately preceding fiscal quarter or last day of each calendar month.

(iv) Minimum Tangible Net Worth. Limited Guarantor [has][has not] complied with the minimum Tangible Net Worth covenants pursuant to Section 9(l)(i) as of the Certification Date. The information provided below is true, complete and accurate as of the Certification Date:

(A)	Aggregate outstanding principal balance of Advances as of the Certification Date	$[_______]

(B)	Tangible Net Worth as of the Certification Date	$[_______]

(C)	Minimum Tangible Net Worth	$12.0 million[3]

(D)	Is Line B greater than or equal to Line C?	[yes][no]

(v) Maximum Leverage Ratio. Limited Guarantor [has][has not] complied with the maximum Leverage Ratio covenant pursuant to Section 9(l)(ii) as of the Certification Date. The information provided below is true, complete and accurate as of the Certification Date:

(A)	Total consolidated indebtedness for borrowed money for Limited Guarantor and its consolidated subsidiaries as of the Certification Date	$[_______]

(B)	Tangible Net Worth as of the Certification Date	$[_______]

(C)	Leverage Ratio (A) : (B) =	[ ]:1.00

(D)	Maximum Leverage Ratio	6.00:1.00[4]

(E)	Compliance with Maximum Leverage Ratio?	[yes][no]

(vi) Liquidity. Limited Guarantor [has][has not] complied with the liquidity covenant pursuant to Section 9(l)(iii) as of the Certification Date. The information provided below is true, complete and accurate as of the Certification Date:

(A)	Unrestricted Cash as of the Certification Date	$[_______]

(B)	10.0% of Funded Facility Amount as of the Certification Date	$[_______]

(C)	Minimum Unrestricted Cash	greater of (i) $20.0 million (ii) Line B5

(D)	Is Line A greater than or equal to Line B and C?	[yes][no]

(vii) [Notice of Comparable Guaranties. I hereby notify the Administrative Agent that the [Comparable Guaranty] dated as of [month] [date], [year] between [   ], as Limited Guarantor and [party] contains financial covenants more restrictive than the ones in the Limited Guaranty.]6 [I hereby certify that the below Additional Covenants are true, complete and accurate:

(a) [Additional Covenant];

(b) [Additional Covenant]; and

(c) [Additional Covenant].]7

[3]	If a Comparable Guaranty is in place, replace with such greater minimum Tangible Net Worth set forth therein.
[4]	If a Comparable Guaranty is in place, replace with such lesser Maximum Leverage Ratio set forth therein.
[5]	If a Comparable Guaranty is in place, replace with such greater minimum liquidity set forth therein.
[6]	Per Section 9(l)(v) please add this certification if Limited Guarantor enters into a Comparable Guaranty.
[7]	Per Section 9(l)(v), please add description and representation of the financial covenants that are more restrictive than the ones under the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Limited Guarantor has caused this Compliance Certificate to be executed as of the date first written above.

SEZZLE INC.

By:
Name:
Title:

ANNEX A
TO FORM OF COMPLIANCE CERTIFICATE

FINANCIAL STATEMENTS

(see attached)

BORROWER CERTIFICATION

[_________], [20__]

Bastion Funding VI LP
281 Tresser Boulevard
Stanford, CT 06901
Attention: John Joseph Braden
Email: jaybraden@bastionmgmt.com

Reference is hereby made to the Revolving Credit and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of __________, 2024, between Sezzle Funding SPE II, LLC, as Borrower (the “Borrower”), the Lenders from time to time party thereto and Bastion Funding VI LP, as Administrative Agent. Capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.

I am the duly elected, qualified and acting [_________]8 of the Borrower and hereby certify, pursuant to Section 5.01(d)(iv) of the Credit Agreement, that as of the date hereof (A) the Borrower, the Parent and the Sponsor have complied with all covenants and agreements in the Facility Documents to which they are a party, (B) [except as set forth below,] no Accelerated Amortization Event, Unmatured Event of Default or Event of Default has occurred and is continuing and (C) attached as Annex A is the Maximum Advance Rate Test Calculation Statement as of the date hereof.

[_________]9

SEZZLE FUNDING SPE II, LLC, as Borrower

By:
Name:
Title:

[8]	Title of the Responsible Officer executing this Certificate.

[9]	Describe Accelerated Amortization Events, Unmatured Events of Default and Events of Default that have occurred and are continuing and set forth the details thereof and the action which the Borrower or the relevant Person is taking or proposes to take with respect thereto.

ANNEX A
TO BORROWER CERTIFICATION

MAXIMUM ADVANCE RATE TEST CALCULATION STATEMENT

(see attached)

A-6